EXHIBIT 99.1
Applied Industrial Technologies Reports Fiscal 2024 Third Quarter Results
and Announces Strategic Automation Acquisition

•Net Sales of $1.1 Billion Up 1.3% YoY; Up 0.7% on an Organic Daily Basis
•Net Income of $97.2 Million, or $2.48 Per Share; EBITDA of $135.7 Million
•Operating Cash Flow of $84.2 Million; Free Cash Flow of $76.7 Million
•Signed Definitive Agreement to Acquire Grupo Kopar, Expanding Automation Platform
•Updating Fiscal 2024 Guidance

CLEVELAND, OHIO (April 25, 2024) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2024 third quarter ended March 31, 2024.

Net sales for the quarter of $1.1 billion increased 1.3% over the prior year. The change includes a 1.2% increase from acquisitions and a 0.2% increase from foreign currency translation, partially offset by a negative 0.8% selling day impact. Excluding these factors, sales increased 0.7% on an organic daily basis reflecting a 2.6% increase in the Service Center segment and a 3.2% decrease in the Engineered Solutions segment. The Company reported net income of $97.2 million, or $2.48 per share, and EBITDA of $135.7 million. On a pre-tax basis, results include $4.8 million ($0.10 after tax per share) of LIFO expense compared to $8.2 million ($0.16 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “Third quarter sales exceeded our expectations with the year-over-year trend gradually improving as the quarter progressed. Growth was led by our core Service Center operations where our technical industry position and internal initiatives are augmenting steady break-fix demand. This encouraging trend is a favorable indicator for our broader business and growth potential moving forward. In addition, we remain positive on our Engineered Solutions segment ahead of fiscal 2025 considering a constructive outlook across technology, automation, and process markets. Lastly, EBITDA margins were impacted by unfavorable expense absorption and mix against modest sales growth during the quarter. We expect these headwinds to alleviate near-term, and we remain on track to achieve record cash generation for the year.”

Mr. Schrimsher added, “I’m also excited to announce a key strategic step in the expansion of our automation platform with an agreement to acquire Grupo Kopar (Kopar), a provider of emerging automation technologies and engineered solutions primarily across Mexico. In addition to expanding our automation footprint with a market leader in this key growth geography, Kopar has strong alignment with our strategy focused on high-value robotics, machine vision, and IIoT applications. The acquisition will add approximately 200 new associates to our growing automation team and is expected to close in the coming weeks. Overall, we see significant potential and synergies building across our automation platform that stand to enhance our growth and earnings potential into fiscal 2025 and beyond. We look forward to welcoming Kopar to Applied and leveraging their capabilities going forward.”

Updated Fiscal 2024 Guidance
For fiscal 2024, the Company now projects EPS of $9.55 to $9.70 on an adjusted basis (prior $9.35 to $9.70), sales growth of 1.5% to 2.5% (prior 1% to 3%) including 0.5% to 1.5% on an organic daily basis (prior 0% to 2%), and EBITDA margins of 12.0% to 12.1% (prior 12.1% to 12.3%). Updated adjusted EPS guidance excludes the $3.0 million tax benefit recorded in the fiscal 2024 second quarter related to a deferred tax valuation allowance adjustment. Guidance incorporates current economic uncertainty and assumptions of easing end-market demand near term, as well as ongoing inflationary headwinds. Guidance does not assume contribution from Kopar (pending the transaction close) or future acquisitions.

Dividend
Today the Company announced that its Board of Directors declared a quarterly cash dividend of $0.37 per common share, payable on May 31, 2024, to shareholders of record on May 15, 2024.

Conference Call Information
The Company will host a conference call at 10 a.m. ET today to discuss the quarter’s results and outlook. A live audio webcast and supplemental presentation can be accessed on our Investor Relations site at https://ir.applied.com. To join by telephone, dial 888-660-6573 (toll free) or 929-203-0881 using conference ID 6868675. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) or 647-362-9199 using conference ID 6868675.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “see,” “assume,” “will,” “guidance” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

Ryan D. Cieslak
Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net Sales	$1,146,390	$1,132,035	$3,318,731	$3,254,720
Cost of sales	808,144	798,917	2,338,313	2,306,314
Gross Profit	338,246	333,118	980,418	948,406
Selling, distribution and administrative expense, including depreciation	217,040	206,207	623,938	602,070
Operating Income	121,206	126,911	356,480	346,336
Interest expense, net	265	4,773	3,502	17,438
Other (income) expense, net	(1,724)	(142)	(4,217)	1,624
Income Before Income Taxes	122,665	122,280	357,195	327,274
Income tax expense	25,448	25,093	74,924	72,750
Net Income	$97,217	$97,187	$282,271	$254,524
Net Income Per Share - Basic	$2.51	$2.52	$7.29	$6.60
Net Income Per Share - Diluted	$2.48	$2.47	$7.18	$6.49
Average Shares Outstanding - Basic	38,675	38,617	38,707	38,574
Average Shares Outstanding - Diluted	39,252	39,268	39,291	39,203

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31,	June 30,
	2024	2023

Assets
Cash and cash equivalents	$456,533	$344,036
Accounts receivable, net	710,195	708,395
Inventories	503,910	501,184
Other current assets	97,044	93,192
Total current assets	1,767,682	1,646,807
Property, net	115,325	115,041
Operating lease assets, net	95,569	100,677
Intangibles, net	220,840	235,549
Goodwill	588,713	578,418
Other assets	66,814	66,840
Total Assets	$2,854,943	$2,743,332

Liabilities
Accounts payable	$271,185	$301,685
Current portion of long-term debt	25,107	25,170
Other accrued liabilities	172,114	213,489
Total current liabilities	468,406	540,344
Long-term debt	571,862	596,926
Other liabilities	145,651	147,625
Total Liabilities	1,185,919	1,284,895
Shareholders' Equity	1,669,024	1,458,437
Total Liabilities and Shareholders' Equity	$2,854,943	$2,743,332

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended March 31,

	2024	2023

Cash Flows from Operating Activities
Net income	$282,271	$254,524
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	17,567	16,598
Amortization of intangibles	21,601	23,189
Provision for losses on accounts receivable	1,001	4,676
Amortization of stock appreciation rights and options	2,570	2,322
Other share-based compensation expense	7,508	7,419
Changes in assets and liabilities, net of acquisitions	(77,403)	(142,092)
Other, net	(2,956)	(2,609)
Net Cash provided by Operating Activities	252,159	164,027
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(21,440)	(35,667)
Capital expenditures	(17,354)	(20,809)
Proceeds from property sales	514	226
Net Cash used in Investing Activities	(38,280)	(56,250)
Cash Flows from Financing Activities
Net repayments under revolving credit facility	—	(27,000)
Long-term debt repayments	(25,188)	(40,185)
Interest rate swap settlement receipts	10,839	5,501
Purchases of treasury shares	(28,875)	(716)
Dividends paid	(41,524)	(39,829)
Acquisition holdback payments	(681)	(1,510)
Taxes paid for shares withheld for equity awards	(15,874)	(7,914)
Exercise of stock appreciation rights and options	127	127
Net Cash used in Financing Activities	(101,176)	(111,526)
Effect of Exchange Rate Changes on Cash	(206)	1,402
Increase (decrease) in cash and cash equivalents	112,497	(2,347)
Cash and Cash Equivalents at Beginning of Period	344,036	184,474
Cash and Cash Equivalents at End of Period	$456,533	$182,127

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended March 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$122,280	$25,093	$97,187	$2.47	20.5%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	3.0%
Adjusted net income and net income per share	$122,280	$28,750	$93,530	$2.38	23.5%

	Nine Months Ended March 31, 2024
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$357,195	$74,924	$282,271	$7.18	21.0%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	0.8%
Adjusted net income and net income per share	$357,195	$77,970	$279,225	$7.10	21.8%

	Nine Months Ended March 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$327,274	$72,750	$254,524	$6.49	22.2%
Tax valuation allowance adjustment, net	—	3,657	(3,657)	(0.09)	1.1%
Adjusted net income and net income per share	$327,274	$76,407	$250,867	$6.40	23.3%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net Income	$97,217	$97,187	$282,271	$254,524
Interest expense, net	265	4,773	3,502	17,438
Income tax expense	25,448	25,093	74,924	72,750
Depreciation and amortization of property	5,802	5,565	17,567	16,598
Amortization of intangibles	6,951	7,670	21,601	23,189
EBITDA	$135,683	$140,288	$399,865	$384,499

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended March 31,		Nine Months Ended March 31,
	2024	2023	2024	2023
Net Cash provided by Operating Activities	$84,192	$75,204	$252,159	$164,027
Capital expenditures	(7,491)	(7,992)	(17,354)	(20,809)
Free Cash Flow	$76,701	$67,212	$234,805	$143,218

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.